EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-105311, 333-14971, 333-26219 and 333-50816 on Form S-8, of our report dated March 11, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in accounting for goodwill and intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142, and a change in accounting for certain consideration received from vendors to conform with Emerging Issues Task Force Issue 02-16), appearing in this Annual Report on Form 10-K of United Auto Group, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 11, 2004